As filed with the Securities and Exchange Commission
                                 on June 9, 1997

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        MACE SECURITY INTERNATIONAL, INC.
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)

              Delaware                                   03-0311630
          -------------------                          -------------
            (State or other                            (IRS Employer
            jurisdiction of                             I.D. Number)
            incorporation)

                               160 Benmont Avenue
                            Bennington, Vermont 05201
                                 (802) 447-1503
                                 --------------
               (Address, including zip code and telephone number,
       including area code, of registrant's principal executive offices)

                        MACE SECURITY INTERNATIONAL, INC.
                         NONQUALIFIED STOCK OPTION PLAN
--------------------------------------------------------------------------------
                              (Full title of plan)

                                 Jon E. Goodrich
                             Chief Executive Officer
                        Mace Security International, Inc.
                               160 Benmont Avenue
                            Bennington, Vermont 05201
                                 (802) 447-1503
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                  Please send copies of all communications to:

                              Germaine Curtin, Esq.
                       Herzog, Engstrom & Koplovitz, P.C.
                                 99 Pine Street
                             Albany, New York 12207
                                 (518) 465-7581

                         Calculation of Registration Fee
--------------------------------------------------------------------------------

                                                                                 Amount
                                       Proposed             Proposed maximum     of
Title of securities   Amount to be     maximum offering     aggregate offering   Registration
to be registered      registered (1)   price per share (2)  price                Fee

Common Stock,
par value $0.01           6,300             5.50                  34,650            10.50
share                   330,000             1.50                 495,000           150.00
                         30,000             1.25                  37,500            11.36
                         50,000             1.1875                59,375            17.99
                        213,700             1.00                 213,700            64.76
                        -------

Total                   630,000
=============================================================================================

(1) Pursuant to Rule 416 of the Securities Act of 1933 (the "Securities Act"), this Registration Statement also covers such additional Common Stock, par value $0.01 per share (the "Common Stock"), as may become issuable pursuant to the anti-dilution provisions of the Mace Security International, Inc. Nonqualified Stock Option Plan, as amended (the "Plan").

(2) Pursuant to paragraph (h) of Rule 457 of the General Rules and Regulations under the Securities Act, the filing fee has been calculated by using the exercise price for options currently outstanding and, for those not yet issued, on the basis of $1.00 the last reported sale price of such securities on the NASDAQ Stock Market on July 17, 1997, which date is within five business days prior to filing.

EXPLANATORY NOTE

      This Registration Statement contains two parts: the first part contains a Prospectus prepared in accordance with the requirements of Part I of Form S-3 (in accordance with Section C of the General Instructions to Form S-8) which covers re-offers and re-sales of Common Stock of the Company to be issued upon exercise of options granted or to be granted under the Plan and sold by certain Control Persons as hereafter defined.

      The second part contains information required in the Registration Statement pursuant to Form S-8.

       FORM S-3 ITEM AND HEADING                    LOCATION IN PROSPECTUS

I.     Forepart of the Registration Statement and   Front Cover Page
       Outside Front Cover Page of Prospectus

II.    Inside Front and Outside Back Cover Pages    Inside Front Cover Page
       of Prospectus

III.   Summary Information, Risk Factors and        The Company and Risk Factors
       Ratio of Earnings to Fixed Charges

IV.    Use of Proceeds                              Use of Proceeds

V.     Determination of Offering Price              Not applicable

VI.    Dilution                                     Not applicable

VII.   Selling Security Holders                     Selling Stockholders

VIII.  Plan of Distribution                         Plan of Distribution

IX.    Description of Securities to be Registered   Not applicable

X.     Interests of Named Experts and Counsel       Legal Matters; Experts

XI.    Material Changes                             Not applicable

XII.   Incorporation of Certain Information by      Incorporation of Certain
       Reference                                    Documents by Reference

XIII.  Disclosure of Commission Position on         Indemnification
       Indemnification for Securities Act
       Liabilities

Reoffer Prospectus

                     ---------------------------------------

                        MACE SECURITY INTERNATIONAL, INC.

                     ---------------------------------------

                                 160,000 Shares
                                  COMMON STOCK
                           (Par Value $0.01 Per Share)
                     ---------------------------------------

      This Prospectus is being used in connection with the offering, from time to time, by certain shareholders (the "Selling Shareholders") of Mace Security International, Inc. (the "Company"), of shares of common stock, par value $0.01 per share, (the "Common Stock") of the Company which may be acquired pursuant to the exercise of options granted, from time to time, to certain directors, former employees, employees, distributors and consultants of the Company under the Mace Security International, Inc. Nonqualified Stock Option Plan, as amended (the "Plan") who, at the time of resale are Control Persons of the Company (the "Options"). A Control Person is any Company director or executive officer or beneficial owner of more than ten percent (10%) of the Company's outstanding shares of Common Stock. Currently, options to purchase 160,000 shares of Common Stock are held by Control Persons. The shares are issuable to the Selling Shareholders pursuant to and upon the exercise of Options granted or to be granted under the Plan. The Company will receive $1.50 for 130,000 of the shares issued upon the exercise of the currently outstanding Options and $1.25 for 30,000 of such shares. The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Shareholders in connection with the sale of the shares will be borne by them.

      The Company is not aware of any underwriting arrangements with respect to the sale by the Selling Shareholders of any of the shares offered herein.

      The issued and outstanding Common Stock of the Company is listed on The NASDAQ Stock Market ("NASDAQ"). Shares of Common Stock which may be issued upon exercise of Options will also be listed NASDAQ. On July 17, 1997, the last sale prices of the Common Stock on the NASDAQ was $1.00 per share. The shares may be offered by or for the account of the Selling Shareholders, from time to time, on NASDAQ or on any stock exchange on which the shares may be listed at the time of sale, in negotiated transactions, or through a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers who may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchaser of shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Any broker-dealer acquiring shares from a Selling Shareholder may sell such shares in its normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, or through a combination of such methods. (See "Selling Shareholders" and "Plan of Distribution.")

      FOR INFORMATION CONCERNING THE COMPANY'S CURRENT FINANCIAL POSITION AND OTHER IMPORTANT FACTORS, SEE "RISK FACTORS" AND "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

      THE PURCHASE OF SECURITIES BEING OFFERED HEREBY IS SUBJECT TO CERTAIN MATERIAL RISKS. SEE "RISK FACTORS".

-------------------------------------
      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION, OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
-------------------------------------

      THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVE INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

                  The date of this Prospectus is July 17, 1997.

      No person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares offered by this Prospectus or an offer to sell or a solicitation of an offer to buy such shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information herein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------
Available Information                                                       1

Incorporation of Certain Documents by Reference                             1

The Company                                                                 2

The Offering                                                                3

Risk Factors                                                                4

Use of Proceeds                                                             8

Selling Shareholders                                                        8

Plan of Distribution                                                        9

Indemnification                                                             9

Experts                                                                    10

Legal Matters                                                              10

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission "). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices: the Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048, and the Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Company's main office at 160 Benmont Avenue, Bennington, Vermont 05201, and the Company's reports and proxy statements may be inspected at such offices.

      A registration statement on Form S-8, together with all amendments, exhibits and documents incorporated therein by reference (the "Registration Statement"), has been filed with the Commission, Washington, D.C., under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares offered by this Prospectus as well as other shares issued or to be issued to the Plan. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements in this Prospectus as to the contents of exhibits are not necessarily complete, and each statement is qualified in all respects by reference to the copies of documents filed or incorporated by reference as exhibits to the Registration Statement or otherwise filed with the Commission. (See also "Incorporation of Certain Documents by Reference.")

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents (or parts thereof) filed with the Commission by the Company are incorporated by reference in this Prospectus:

      (a) The Company's Annual Report on Form 10-K SB for the fiscal year ended December 31, 1996 as filed with the Commission on April 15, 1997 (Commission File No.69270-NY).

      (b) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1997 as filed with the Commission on May 15, 1997 (Commission File No. 69270-NY).

      (c) The description of the Company's securities contained in the Company's Registration Statement on Form SB-2 as filed with the Commission on November 12, 1993.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment indicating that all of the shares offered hereby have been sold, or deregistering all of the shares that, at the time of such post-effective amendment, remain unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated by reference herein which is deemed to be modified or superseded, shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company shall furnish without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, copies of any or all of the documents which are incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests for such documents should be directed to the Corporate Secretary, Mace Security International, Inc., 160 Benmont Avenue, Bennington, Vermont 05201, telephone (802) 447-1503.

                                   THE COMPANY

      Mace Security International, Inc. (the "Company") is a well known producer of less-lethal defense sprays for the Consumer and Law Enforcement markets and a marketer of consumer safety and security products. The Company also supplies chemical munitions and accessories to law enforcement, correctional and military agencies (the "Law Enforcement market") throughout the world and conducts training for all types of professionals responsible for the management and control of violent behavior in individuals. These programs encompass basic and specialized use of force and weapons training, including chemical munitions and aerosols.

      The original Mace(R) brand defense spray was developed in 1965 for use as a safe, effective, and humane deterrent against physical attack, but was sold primarily to the Law Enforcement Market (by a third party unrelated to the Company) prior to late 1987, when the Company was established and acquired an exclusive license to market products for the civilian consumer market the ("Consumer market") under the Mace(R) brand name in the continental United States. Although not actively promoted in the Consumer market, therefore, until 1988, the Mace(R) brand registered trademark has become one of the country's most widely recognized brand labels.

      In March 1994, the Company acquired substantially all of the assets, and assumed certain of the liabilities of, the Federal Laboratories division of TransTechnology Corporation. As a result of that acquisition, the Company is now a leading manufacturer and distributor of tear gas grenades, projectiles and sprays for the Law Enforcement market worldwide. The division offers a full line of chemical munitions and accessories designed for outdoor crowd distribution and confined area use as well as for riot and barricade situations. The Company owns the trademarks: Federal Laboratories(R), TG Guard(R), Guard(R), Triple-Chaser(R), Skat Shell(R), Ferret(R), Mini- Streamer(R) and MPG.

      The Company's long term goal is to maximize profitability by: generating planned growth in the Consumer and Law Enforcement markets through product diversification, planning for and meeting the challenges of the ever changing and competitive business climate, and striving to enlarge market share and expand distribution channels within each product category.

Products and Lines of  Merchandise

      The Company designs, markets and sells its Consumer product line for use in protection of the home and automobile, and for personal and child protection. These products include a line of personal alarms, whistles, window and door security alarms and defense sprays.

      The Company's Law Enforcement product line of chemical munitions consists of, among others, defense sprays, tear gas smoke grenades, projectiles, launchers, stun munitions and protective masks. The Company's Law Enforcement market includes any organization that deals with violent individuals or situations.

Distribution/Market Segments for Security Products and Services

      Distribution of the Company's products and services is aimed at two distinct segments/markets: Consumer and Law Enforcement.

      The Company's sales efforts are coordinated by a team of in-house sales and support personnel dealing with a network of manufacturers' representatives and buyers for a variety of distributors and retail accounts.

Consumer Market

      The Company's in-house sales and support staff work with a nationwide network of manufacturers' representative groups and sells directly to wholesale distributors. Significant retail accounts are generally handled directly by the Company as are mail order and specialty accounts.

      The Company's Consumer Market includes: mass merchants/department stores, consumer catalogues and guns/sporting goods, hardware, auto, convenience, and drug stores. Each market category is reached through a dedicated group of in-house sales managers, and/or through manufacturers' representatives. Market categories are also reached through catalogue, magazine and trade publication advertising and promotion at industry trade shows.

      The Company has realized limited success in exporting its Consumer product line.

Law Enforcement Market

      The Company's Law Enforcement sales are conducted mainly through a network of manufacturers' representative groups, wholesale law enforcement distributors and directly to various governmental agencies. Additionally, sales are conducted through hundreds of smaller distributors and dealers specializing in the Law Enforcement supply business. International Law Enforcement sales are primarily generated through bidding processes from a variety of law enforcement, correctional and military agencies. Law Enforcement sales continue to be "high profile" sales for the Company and act as the foundation for the level of market recognition enjoyed by the Mace(R) brand consumer products.

      The Company markets its Law Enforcement products in over 50 countries worldwide. The majority of the international sales for 1996 and 1995, which totaled approximately $3,157,000 and $4,735,000 respectively, were from the Federal Laboratories(R) product line.

      The Company continued to expand its training division course offerings with the introduction in 1996 of an advanced level of training programs. The training division acts in concert with the Law Enforcement sales group to generate familiarity with the Company's product line for the Law Enforcement market.

      The Company is incorporated in Delaware, and its principal executive offices are located at 160 Benmont Avenue, Bennington, Vermont 05201. The telephone number is (802) 447-1503.

                                  THE OFFERING

Securities Offered                   160,000 Shares of Common Stock,
by Selling Shareholders...........   par value $.01 per share

Common Stock Outstanding..........   6,825,000 Shares (1)

NASDAQ Symbol.....................   Mace (2)

----------
(1) Does not include 630,000 shares of Common Stock reserved for issuance pursuant to the Plan under which securities offered pursuant to this Prospectus were or are to be issued, 75,000 shares of Common Stock reserved for issuance upon the exercise of warrants issuable to the underwriter of the Company's initial public offering (the "Underwriter Warrants") or 60,000 warrants issued in connection with the acquisition of the assets of Kindergard Corporation.

(2) Listing on NASDAQ provides no assurance that an active and liquid trading market for the Common Stock will be maintained.

                                    Proceeds

      All of the proceeds of the offering will be received by the Selling Stockholders.

                                  Risk Factors

      Investment in the shares involves a high degree of risk. (See "Risk Factors".)

                                  RISK FACTORS

      Prospective investors, prior to purchasing any shares offered hereby, should consider carefully the specific factors set forth below, as well as the other information regarding the Company appearing elsewhere in this Prospectus.

Voting Control by Existing Stockholders and Management

      Jon E. Goodrich, the Company's President and CEO, Marvin P. Brown, the Company's newly appointed Chairman of the Board and Robert P. Gould, former director and significant shareholder, are parties to a voting agreement that covers in excess of 50% of the outstanding Common Stock of the Company. In addition, the parties individually own additional shares of the Company's Common Stock, constituting an aggregate of approximately 56% of the Company's outstanding Stock. Neither the Company's Certificate of Incorporation nor its by-laws provide for cumulative voting. Consequently, such persons control the affairs of the Company, including the recent reappointment of Mr. Goodrich as President, the appointment of Mr. Brown as Chairman, the replacement of the recently resigned Board members, and the ability to: reelect themselves to the Board of Directors; enter into transactions with their affiliates and related parties; appoint themselves as executive officers; and approve or prevent any proposed merger, sale of assets or other business combination.

Conflicts of Interest

      The Company has ongoing business relationships with companies that are owned by various members of management or shareholders, or both, including Messrs. Goodrich and Gould, the parties to the voting agreement that controls in excess of 51% of the outstanding stock (see "Voting Control by Existing Stockholders and Management"). While current management believes that the current arrangements are beneficial to the Company, such arrangements present conflicts of interest and, potentially, could result in agreements that would not be as beneficial to the Company as agreements made on an arms-length basis.

Safety; Product Liability

      Although the Company has not been held liable for any permanent physical injury caused by the Company's defense sprays, the Company is the subject of several claims of injury and death allegedly resulting from its defense sprays. The Company does not anticipate that any of these claims will result in the payment of damages in excess of the Company's insurance coverage. Furthermore, the Company understands that the Federal Justice Department is studying the role that pepper defense sprays, other than those sold by the Company, may have had in the deaths of suspects sprayed by law enforcement personnel. Furthermore, the Company is aware of several claims that defense sprays used by law enforcement personnel resulted in deaths of prisoners and of suspects in custody. Moreover, the Company believes that the efficacy of defense spray products is affected by the target's size, state of rage, degree of intoxication and tolerance for pain, and includes comments to that effect in product packaging. The Company believes that the increasing use of defense sprays by the public and law enforcement could, in the future, lead to additional product liability claims.

      The Company maintains product liability insurance which covers the Company and its dealers against certain product liability claims. However, there is no assurance that the Company's insurance coverage will be adequate in the event of a valid claim, or that publicity surrounding such claims might not adversely affect the Company.

      Although the Company is not aware of any substantial claim of permanent personal injury from its products, the Company is aware of recent reports of incidents in which, among other things, defense sprays have been mischievously or improperly used, in some cases by minors, have not been instantly effective or have been ineffective against enraged or intoxicated individuals. Incidents of this type, or others, could give rise to product liability or other claims, or to claims that past or future advertising, packaging or other practices should be, or should have been, modified, or that regulation of products of this nature should be extended or changed.

Dependence on Continued Demand for Defense Sprays

      Sales of defense sprays to the Consumer and Law Enforcement markets accounted for over 40% of the Company's total sales in 1996. Accordingly, despite the Company's acquisition and expansion of its Federal Laboratories division, marketing of new security products internally developed or obtained through acquisition, any significant decreased demand in the defense spray market, whether due to negative publicity, government regulation, law enforcement policies or otherwise, could have a material adverse effect on the Company's results of operations.

Media Coverage

      The Company believes that negative media coverage of defense sprays, including stories questioning the safety or efficacy of defense sprays (such as, for example, the effect of the target's size, state of rage or degree of intoxication and tolerance for pain), may have a material adverse effect on sales. Furthermore, the Company believes that its sales could also be adversely affected by a decline in media coverage of violent crime.

Regulation

      The distribution, sale, ownership, and use of Consumer defense sprays are legal in 50 states and the District of Columbia. On January 1, 1996, California eased restrictions on the sale of defense sprays. On November 1, 1996, New York lifted an overall ban on defense sprays, allowing for the sale of oleoresin capsicum (oc) only in licensed pharmacies and licensed gun stores. Massachusetts requires both users and sellers to be licensed. Wisconsin allows the sale of oc pepper sprays only and they must be sold from behind a counter or under glass. Michigan does not permit sales of chloroacetephenane (CN) sprays. Nevada permits sales of orthocholorobenzalmalo nonitrite (CS) sprays only. Sales to minors are restricted in many states. Any significant legislative restrictions on the sale, distribution or use of defense sprays or violations of those restrictions, could have a material adverse effect on sales.

Environmental Matters

      Some of the Company's manufacturing operations currently incorporate particular compounds, the use and emission of which is regulated by various state and federal environmental protection agencies, including the Environmental Protection Agency. In addition, the Company generates hazardous waste as a by-product of manufacturing certain products of its Federal Laboratories(R) line. The Company believes that it is in compliance with all state and local statutes governing the disposal of such hazardous material through its contract with a licensed hazardous material disposal company. If, for any reason, there are any changes in environmental permit or regulatory requirements, or if the Company fails to comply with the permit and regulatory requirements, including those relating to the disposal of hazardous materials, such factors may restrict the Company's ability to continue or expand certain of its operations and may result in a material adverse effect on the Company's business and financial condition.

Mace Trademark Protection

      An essential part of the Company's business strategy has been to capitalize on, promote heavily, and enhance the public's awareness and confidence in the Mace(R) brand trademark. The Company relies on the trademark laws to protect its proprietary rights to the Mace(R) label, and monitors and takes action to protect its interest in the Mace(R) trademark. The Company uses a newspaper clipping service to identify significant unauthorized uses of the Mace(R) trademark and provides notice to such users of the Company's willingness to take legal action for continued unauthorized use. All of the Company's distributors are authorized to use the Mace(R) brand trademark for advertising. There can be no assurance that the efforts taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation or that the frequent use of the Mace(R) brand name by the public as an encompassing description of defense sprays will not jeopardize its proprietary status. In addition, although the Company has registered its Mace(R) brand trademark in certain international markets, protection of such marks outside the United States may raise legal and practical difficulties and there can be no assurance that the Company will be successful in enforcing rights in international markets.

Competition

      The Company faces intense competition in both the Consumer and Law Enforcement markets.

      Domestically, there continues to be a large number of companies marketing defense sprays to civilian consumers. While the Company continues to offer defense spray products that Management believes distinguish themselves through brand name recognition, product features and formulations and research and development, the Consumer division has experienced a sales decline for these products. The Company attributes this decline not only to strong competition, but also to lower demand in general.

      The Law Enforcement market is also highly competitive. Then number of competitors remains small, but departmental bidding processes and related sales expenses continually put pressure on pricing and margins. By combining the well recognized names of Mace Security International and Federal Laboratories, Management believes it is in a strong position to compete in the worldwide Law Enforcement market.

Dividends

      The Company does not anticipate paying dividends in the foreseeable future. If and when any dividends are paid, over 55% of all dividends paid to stockholders would inure to the members of management, assuming the percentage of ownership of the Common Stock remains constant.

Working Capital

      On October 31, 1996, the Company entered into a credit agreement with KeyBank National Association which provides for a maximum of $2,000,000 of credit (the "Credit Agreement") and is subject to a borrowing base formula. The amounts outstanding under the Credit Agreement are secured by virtually all of the Company's presently owned and after-acquired assets.

      The Credit Agreement contains various financial and subjective covenants that are measured at each fiscal quarter end. As of December 31, 1996, the Company was in violation of most of the financial ratios and the subjective covenants. The Company has obtained a waiver of these violations for the year ended December 31, 1996 and for the quarter ended March 31, 1997. As partial consideration for the waiver, the Company agreed, in April 1997, to modifications of the definition of the borrowing base set forth in the Credit Agreement. As so modified, the borrowing base formula is 50% of eligible accounts receivable in excess of $3,000,000. The Company has not had eligible accounts receivable in excess of $3,000,000 and, consequently, does not expect to be entitled to borrow any amounts under the line of credit facility.

      The Company believes it has adequate cash to meet its needs for the second quarter of 1997. The Company anticipates that it will be in covenant violation of the Credit Agreement as of June 30, 1997, and does not expect to obtain an additional waiver. In that event, it is likely that the Bank will accelerate the amounts due under the term loan, and the entire amount will become due and payable at that time. The Company intends to pay off the amounts due to the Bank under the term loan with proceeds from alternate bank financing, the issuance of debt securities or other forms of external financing. The Company is currently negotiating with other financial institutions, but no commitment has been obtained. There can be no assurance that alternate financing will be obtained.

      Subsequent to year end, the Company's President and the Chairman of the Board supplied the Company with lines of credit for up to $375,000 each ($750,000 in total) with interest at prime plus 1.25%. The lines of credit expire in April 1998 at which time all accrued interest and unpaid principal will be due and payable. The line of credit will be payable at an earlier date if the Company obtains a bank line of credit or similar financing in the amount of at least $750,000. The Company believes that these lines of credit will be adequate to meet its operating needs over the next twelve months and the repayment of the KeyBank National Association term loan if payment is demanded after June 30, 1997.

Shares Eligible for Future Sale

      The Company has 6,825,000 shares of Common Stock outstanding of which 1,725,000 were issued in the Company's initial public offering, 241,300 were gifted by founding stockholders, 580,000 shares were issued to TransTechnology Corporation in connection with the acquisition of the assets of the Federal Laboratories division, and 20,000 shares were issued to a former president. The Company has an additional 11,175,000 shares available for issuance of which 630,000 shares have been reserved for issuance pursuant to the Plan, 75,000 shares and for the exercise of Underwriter Warrants, and 60,000 shares for the exercise of warrants issued in conjunction with the acquisition of the assets of Kindergard Corporation.

      Shares reserved for issuance upon the exercise of the Underwriter Warrants and the Kindergard Warrants, shares of outstanding Common Stock that were not sold to the public in the initial public offer, or that have not been previously sold pursuant to Rule 144 or that will not be issued pursuant to the Plan, will be available for public sale if registered or sold pursuant to an exemption from registration, including Rule 144 or Rule 144A promulgated under the Securities Act, which governs sales of restricted securities.

      Sales of substantial amounts of the Common Stock in the public market, or the availability of substantial amounts of the Common Stock for such sale, could adversely affect the prevailing market price of the shares.

Certain Provisions in the Certificate of Incorporation which Inhibit Takeovers

      The Company's Certificate of Incorporation and by-laws provide for "blank check" preferred stock, with certain restrictions. The ability of the Company to issue or undertake to issue shares of such preferred stock, without further stockholder approval, may inhibit a change in control of the Company if, for example, the Company may thereby issue rights to acquire, or securities convertible into, Common Stock or other securities of the Company or of a potential acquirer. In such event, the cost to a potential acquirer to purchase a majority or more of the Common Stock would increase significantly and may deter a potential acquirer from offering a premium price of shares of Common Stock. However, the by-laws presently prohibit the conversion of preferred stock into Common Stock at less than 80% of the fair market value of the Common Stock on the date of issuance, among other things.

      The Company is subject to Section 203 of the Delaware General Corporation Law which prohibits a publicly held Delaware corporation from engaging in a "business combination" with a person who is an "interested stockholder" for a period of three (3) years, unless approved in a prescribed manner.

Ability to Issue Additional Shares

      The 10,410,000 authorized and unreserved shares of Common Stock available for issuance may be issued from time to time upon authorization of the Board of Directors, without further approval by the stockholders unless required by applicable law. The issuance of such shares of Common Stock by the Company would, and the issuance of the 2,000,000 available shares of Preferred Stock may, result in the dilution of the voting power of the shares of Common Stock purchased in this Offering.

Possible Volatility of Stock Price

      The equity markets have, on occasion, experienced significant price and volume fluctuations which have affected the market price for many companies' securities and which have been unrelated to the operating performance of these companies. Furthermore, the results of operations of the Company in recent years has also negatively impacted the market price for the Company's securities. The Company's Common Stock was initially offered to the public at $5.50 per share in November 1993. It has traded for as little as $.75 per share. The closing sales price for the Common Stock on July 17, 1997 was $1.00. Any further fluctuations could have a material adverse affect on the market price of the Common Stock.

                                 USE OF PROCEEDS

      The shares which may be sold under this Prospectus will be sold for the respective accounts of each of the Selling Shareholders. Accordingly, the Company will not realize any proceeds from the sale of the shares. The Company, however, will derive net proceeds of approximately $232,500 if all of the currently unexercised Options issued to Control Persons pursuant to the Plan are exercised. Such proceeds will be available to the Company for working capital and general corporate purposes. No assurance can be given, however, as to when or if any or all of the Options will be exercised. (See "Selling Shareholders" and "Plan of Distribution.")

                              SELLING SHAREHOLDERS

      The following table sets forth (i) the name of each Selling Shareholder,
(ii) the nature of any position, office, or other material relationship which each such Selling Shareholder has had with the Company or any of its affiliates within the last three (3) years, (iii) the number of Shares offered for each Selling Shareholder's account, and (iv) the number of Shares and the percentage owned by each such Selling Shareholder after completion of the offering, assuming that all Shares offered pursuant to this Prospectus are sold.

Selling                  Position with                  Number of Shares        Number of Shares      Percent of
Stockholder              the Corporation                Beneficially Owned      Covered by this       Shares to
                                                        Prior to Offering       Prospectus            be owned
                                                                                                      post-offering
Marvin P. Brown(1)       Chairman                       170,388(3)              100,000               2.5%

Kenneth L. Blakey        Vice President of              10,000(2)                10,000               *
                          International Law
                          Enforcement Sales

Neil Campolungo           Director                       10,000(2)                10,000               *

Bernard D. Graney,       Vice President of              10,000(2)                10,000               *
 Jr.                      Operations and Secretary

Virginia de Ganahl       Director                       40,000(2)                10,000               *
 Russell

Tim Smith                Treasurer                      10,000(2)                10,000               *

James E. West            Director                       10,000(2)                10,000               *

(1) Excludes shares owned by others and covered by a voting agreement to which Mr. Brown is a party. (See "Risk Factors - Voting Control by Existing Stockholders and Management.")
(2)   Includes 10,000 shares underlying options.
(3)   Includes 100,000 shares underlying options.
*     Less than one percent of the outstanding shares of Common Stock.

                              PLAN OF DISTRIBUTION

      The sales of the shares by the Selling Shareholders may be effected, from time to time, on NASDAQ or on any stock exchange on which the shares may be listed at the time of sale, in negotiated transactions, or through a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The Selling Shareholders and any broker-dealers that act in connection with the sale of the shares hereunder might be deemed to be "Underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit realized on the resale of shares as principals might be deemed to be underwriting compensation under the Securities Act.

      Any broker-dealer acquiring shares from a Selling Shareholder may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis, or to its customers. Any such sales may be at prices then prevailing on the NASDAQ, at prices related to such prevailing market prices, at negotiated prices, or at prices reflecting the application of a combination of such methods.

      The Company has advised the Selling Shareholders that anti-manipulative Rules 10b-5, 10b-6 and 10b-7 promulgated under the Exchange Act may apply to their sales in the market. The Company has made available to the Selling Shareholders copies of these rules, and has informed the Selling Shareholders of the possible need for them to deliver copies of this Prospectus in connection with their resales of the shares. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealer purchases shares as a principal, any profits received on the resale of such shares may be deemed to be underwriting discounts and commissions under the Securities Act.

      Upon the Company's being notified by any Selling Shareholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold by the Selling Shareholder, the commissions paid or discounts or concessions allowed by the Selling Shareholder to such broker-dealer(s), and where applicable, that such broker-dealer(s), did not conduct any investigation to verify the information set out in this Prospectus.

      Any shares which qualify for resale pursuant to Rule 144 promulgated under the Securities Act may be sold under the Rule rather than pursuant to this Prospectus.

      There can be no assurance that the Selling Shareholders will sell all or even any of the shares which may be offered by them or any of them hereunder.

                                 INDEMNIFICATION

      The Company's Certificate of Incorporation and By-laws, as amended, contain provisions that provide for the indemnification of its directors and officers to the fullest extent permitted by law. The Company's Certificate of Incorporation also contains a provision that limits the personal liability of its directors to the Registrant or its shareholders to the fullest extent permitted by law.

      In addition, the Company maintains insurance against certain liabilities incurred by directors and officers of the Company while serving in their capacities as such.

      Reference is hereby made to Section 145 of the Delaware General Corporation Law relating to indemnification of directors, officers, employees and agents of a Delaware corporation.

      Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     EXPERTS

      The balance sheets as of December 31, 1996 and 1995 and the statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1996, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authoruty of that firm as experts in accounting and auditing.

                                  LEGAL MATTERS

      The validity of the Common Stock offered hereby will be passed upon for the Company by Herzog, Engstrom & Koplovitz, P.C., 99 Pine Street, Albany, New York 12207

                                    FORM S-8

      This Registration Statement relates to 630,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Mace Security International, Inc. (the "Registrant"), being registered for use under the Mace Security International, Inc. Nonqualified Stock Option Plan, as amended, (the "Plan").

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      Mace Security International, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, accordingly, files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

      The following documents are incorporated by reference in this Registration
Statement:

      (a) The Company's Annual Report on Form 10-K SB for the fiscal year ended December 31, 1996 as filed with the Commission on April 15, 1997 (Commission File No. 69270-NY).

      (b) The Company's Quarterly Report on Form 10-Q SB for the fiscal quarter ended March 31, 1997, as filed with the Commission on May 15, 1997 (Commission File No. 69270-NY).

      (c) The description of the Company's securities contained in the Company's Registration Statement on Form SB-2 as filed with the Commission on November 12, 1993.

      ALL DOCUMENTS FILED BY THE COMPANY PURSUANT TO SECTIONS 13(A), 13(C), 14, AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 AFTER THE DATE HEREOF AND PRIOR TO THE TERMINATION OF THE OFFERING OF THE SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE ("COMMON STOCK") SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE IN THIS REGISTRATION STATEMENT, AND TO BE A PART HEREOF FROM THE DATE OF FILING OF SUCH DOCUMENTS.

ITEM 4. DESCRIPTION OF SECURITIES

      Not applicable, since the Common Stock is registered under Section 12 of the Securities Exchange Act of 1934.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

      Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company's Certificate of Incorporation and By-laws, as amended, contain provisions that provide for the indemnification of its directors and officers to the fullest extent permitted by law. The Company's Certificate of Incorporation also contains a provision that limits the personal liability of its directors to the Registrant or its shareholders to the fullest extent permitted by law.

      In addition, the Company maintains insurance against certain liabilities incurred by directors and officers of the Company while serving in their capacities as such.

      Reference is hereby made to Section 145 of the Delaware General Corporation Law relating to indemnification of directors, officers, employees and agents of a Delaware corporation.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Securities Act") may be permitted to directors, officers or persons controlling the Company pursuant to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

      Not Applicable.

ITEM 8. EXHIBITS

4.1   Mace Security International, Inc. Nonqualified Stock Option (the "Plan")

4.2   Amendment No. 1 to the Plan ("Amendment No. 1")

4.3 Form of Stock Option Agreement to be entered into with Optionees with respect to Stock Options granted under the Plan

5 Opinion of Herzog, Engstrom & Koplovitz, P.C. as to the validity of the Common Stock being registered

23 Consent of Herzog, Engstrom & Koplovitz, P.C. (appears in their opinion filed as Exhibit 5)

23.1  Consent of Coopers & Lybrand, LLP Independent Certified Public Accountants

24    Power of Attorney

99.1 Minutes of the Board of the Shareholders' meeting at which the Plan was approved

99.2  Minutes of the Board meeting at which Amendment No. 1 was approved

ITEM 9. UNDERTAKINGS

      1. The undersigned Registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (b) That, for the purpose of determining any liability under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act ) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Town of Bennington, Vermont, on July 17, 1997.

                                        MACE SECURITY INTERNATIONAL, INC.


                                        By: /s/ Jon E. Goodrich
                                           -----------------------------

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                        Title                            Date



/s/ Jon E. Goodrich               President, Chief Executive       July 17, 1997
------------------------------    Officer and a Director
Jon E. Goodrich                   (Principal Executive Officer)


/s/ Marvin P. Brown               Chairman of the Board            July 17, 1997
------------------------------
 Marvin P. Brown


/s/ Timothy D. Smith              Principal Financial Officer      July 17, 1997
------------------------------
Timothy D. Smith


/s/ Neil Campolungo               Director                         July 17, 1997
------------------------------
Neil Campolungo


/s/ Virginia de Ganahl Russell    Director                         July 17, 1997
------------------------------
Virginia de Ganahl Russell


/s/ James E. West                 Director                         July 17, 1997
------------------------------
James E. West

      Marvin P. Brown, the undersigned attorney-in-fact, by signing his name hereto, does sign and execute this Registration Statement on behalf of the above-named officers and directors pursuant to a power of attorney filed with the Securities and Exchange Commission as Exhibit 24 to this Registration Statement.

July 17, 1997
                                       By: /s/ Marvin P. Brown
                                           ----------------------------
                                           Marvin P. Brown
                                           Attorney-in-fact

                                INDEX TO EXHIBITS

Sequential
Exhibit                       Description                            Page Number
--------                      -----------                            -----------

4.1   Mace Security International, Inc. Nonqualified Stock Option
      (the "Plan")

4.2   Amendment No. 1 to the Plan ("Amendment No. 1")

4.3 Form of Stock Option Agreement to be entered into with Optionees with respect to Stock Options granted under the Plan

5 Opinion of Herzog, Engstrom & Koplovitz, P.C. as to the validity of the Common Stock being registered

23 Consent of Herzog, Engstrom & Koplovitz, P.C. (appears in their opinion filed as Exhibit 5)

24.   Power of Attorney

23.1  Consent of Coopers & Lybrand, LLP Independent Certified
      Public Accountants

99.1 Minutes of the Board of the Shareholders' meeting at which the Plan was approved

99.2 Unanimous written consent of directors and shareholders approving Amendment No. 1.